UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2005

UNION TANK CAR COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-5666	36-3104688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 W. Washington Street Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(312) 372-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 16, 2005, Union Tank Car Company (the “Company”) entered into a note purchase agreement (the “Note Purchase Agreement”), pursuant to which the Company issued $311 million in aggregate principal amount of its senior, unsecured notes (the “Notes”).

The Notes bear interest at a fixed rate of 4.71% per annum, which is payable semi-annually on May 15 and November 15, commencing on November 15, 2005, until maturity. In addition, the Company is required to make annual principal payments on the Notes in the amount of $28,272,727.27 beginning on May 15, 2010, and continuing on each May 15 thereafter until maturity. The notes mature on May 15, 2020, at which time all remaining principal of the Notes is due and payable in full. The payment obligations of the Company under the Note Purchase Agreement and the Notes rank pari passu with all of the Company’s other outstanding unsecured and unsubordinated indebtedness.

The Company has the right, at any time, to prepay the notes in full or, from time to time, to prepay a portion of the notes equal to at least 5% of the aggregate principal amount of the Notes then outstanding, by paying the holders of the notes an amount equal to 100% of the principal amount to be prepaid, plus any make-whole amount due in connection with the prepayment. In general, the make-whole amount is the amount by which the discounted value of the remaining payments relating to the principal amount to be prepaid (determined in accordance with the terms of the Note Purchase Agreement) exceeds the principal amount to be prepaid.

The Note Purchase Agreement contains customary events of default, including non-payment of principal or make-whole amount, interest, fees or other amounts; violation of covenants; inaccuracy of representations and warranties; certain bankruptcy events; cross-defaults to other material indebtedness and certain ERISA-related events. The occurrence of any such event of default could lead to an acceleration of the Company’s obligations under the Notes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the description of the Note Purchase Agreement in Item 1.01 above which is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2005

UNION TANK CAR COMPANY
(Registrant)

By:	/s/ Mark J. Garrette
Name:	Mark J. Garrette
Title:	Vice President
(principal financial officer and principal accounting officer)